EXHIBIT 10.30

SUMMARY OF DIRECTOR COMPENSATION

Effective July 1, 2011, non-employee directors receive the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees:

Non-Employee Board Member Compensation
Annual Retainer	$ 50,000
Meeting Fee	1,500
Lead Independent Director Compensation
Additional Annual Retainer	50,000
Non-Employee Committee Member Compensation
Meeting Fee	1,500
Committee Chair Additional Annual Retainers
Audit Committee	15,000
Compensation Committee	15,000
Nominating & Governance Committee	10,000
Risk Committee	15,000

The cash compensation described above represents combined compensation for non-employee directors’ service to both Hudson City Bancorp, Inc. and Hudson City Savings Bank. Compensation is paid by the Bank and Hudson City Bancorp, Inc. reimburses the Bank for a part of the compensation paid to each director that is proportionate to the amount of time which he or she devotes to the performance of services for the Company. A single fee is paid when the Company and the Bank hold joint board or committee meetings. The Lead Independent Director is an ex officio member of all Board committees and presides over executive sessions of the Independent Directors of the Board but does not receive meeting fees for his attendance at committee meetings or executive sessions.